EOSEDU, LLC

OPERATING AGREEMENT

THIS OPERATING AGREEMENT (“Agreement’) of EOSEDU, LLC, a limited liability company organized under the laws of the State of Arizona (the “Company”) is entered into as of September 17, 2018 (the “Effective Date”), and BOXLIGHT CORPORATION, a Nevada corporation (Boxlight or the “Member”).

WHEREAS, DANIEL LEIS, an individual (“D. Leis”) and ALEKSANDRA LEIS, an individual (“A. Leis” and with D. Leis, collectively, the “Initial Members”) formed a limited liability company under the Arizona Limited Liability Company Law, (as amended from time to time, the “Act”);

WHEREAS, the Company and the Initial Members have, on this date, consummated the sale of all of the Membership Interests and their equity in the Company to Boxlight, pursuant to the terms of a membership interest purchase agreement, dated as of August 31, 2018 (the “Purchase Agreement”);

WHEREAS, unless otherwise defined in this Agreement, all capitalized terms, when used herein, shall have the same meaning as they are defined in the Purchase Agreement; and

WHEREAS, the Initial Members have withdrawn as members of the Company and Boxlight, as the acquiring Member wishes to set out fully its rights, obligations and duties regarding the Company and its assets and liabilities;

NOW, THEREFORE, in consideration of the mutual covenants expressed herein, the parties hereby agree as follows:

1. Organization and Powers

(a) Organization. The Company has been formed by the filing of its Articles of Organization with the Arizona Department of State pursuant to the Act. The Articles of Organization may be restated or amended to change the address of the office of the Company in Arizona or the name and address of its resident agent in Arizona, or to make corrections required by the Act. Other additions to or amendments of the Articles of Organization shall be authorized by the Member as provided in Section 2. The Articles of Organization as so amended from time to time, is referred to herein as the “Articles.”

(b) Purposes and Powers. The principal business activity and purpose of the Company shall (i) to own, sell, pledge or otherwise operate the Acquired Assets and the Business, and (ii) be to engage in any lawful business, trade, purpose or activity permitted by the Act, and it shall possess and may exercise all of the powers and privileges granted by the Act or together with any powers incidental thereto, so far as such powers or privileges are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

(c) Principal Place of Business. The principal office and place of business of the Company shall initially be 6230 Larkspur Drive, Scottsdale, AZ 85254. The Member may change the principal office or place of business of the Company at any time and may cause the Company to establish other offices or places of business.

(d) Fiscal Year. The fiscal year of the Company shall end on December 31 in each year.

(e) Qualification in Other Jurisdictions. The Member shall cause the Company to be qualified or registered under applicable laws of any jurisdiction in which the Company transacts business and shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration, including without limitation the appointment of agents for service of process in such jurisdictions.

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2. Member and Management

(a) Member Managed. The Company shall be managed solely by the Member. The Member may also appoint one or more individuals to act as officers of the Company and to manage the Company on behalf of the Member. The initial officers of the Company shall include the Initial Members. Subject to the terms of the Employment Agreements between each of the Initial Members and Boxlight, Inc., a subsidiary of Boxlight, the Member shall have the authority to (i) appoint, remove and replace the officers from time to time, (ii) exercise all the powers and privileges granted by the Act or any other law or this operating agreement, together with any powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the business, trade, purposes or activities of the Company and (iii) take any other action not prohibited under the Act or other applicable law. The Member has appointed Takesha Brown, as Chief Financial Officer of the Company.

(b) Schedule A. The Member of the Company and its address shall be listed on Schedule A attached hereto and made a part hereof Schedule A shall set forth the percentage interest which the Member holds in the assets, net profits, net losses, net cash flow and net proceeds of any sale or refinancing of any property of the Company or upon liquidation of the Company (the “Membership Interest”). Schedule A may be amended from time to time to reflect the admission of any additional members or the withdrawal of any member and any changes in Membership Interests. Schedule A shall constitute the record list of the Member and any other members of the Company for ail purposes of this Agreement.

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(c) Membership Interests. At the election of the Member, Membership Interests may be certificated and expressed in units of Membership Interests (the “Units”).

(d) Admission of Additional Member; Sale of Membership Interests. From time to time, the Member may sell all or any portion of its Membership Interests in the Company to any one or more Persons and for such consideration as the Member shall determine. Additional members may be admitted to the Company only with the approval of the Member.

(e) Required Percentage. All decisions of the Member and any additional members admitted by the Member respecting any matter set forth herein or otherwise affecting or arising out of the conduct of the business of the Company shall be made by action of the holders of more than fifty percent (50%) of the Membership Interests, unless pursuant to this Agreement, the Act or other applicable law, a greater number or percentage is required.

(f) Meetings. The Member may, but shall not be required to, hold meetings from time to time in connection with the management and operation of the Company. The manner in which meetings are called and conducted shall be determined from time to time buy the Member.

(g) Officers and Employees. Subject to the terms of the Employment Agreements between each of the Initial Members and Boxlight, Inc., the Member shall determine the duties and responsibilities of such officers and employees, from time to time, and shall set their compensation, if any, for the performance of such duties and responsibilities.

3. Capital Contributions; Capital Accounts; and Liability of Member.

(a) Additional Contributions. Except as otherwise provided in this Section 3, the Member shall not be obligated to contribute any additional capital to the Company. Additional capital contributions shall not serve to change the Membership Interests of the Member, unless agreed upon in writing by the Member. Additional capital contributions may be made by the Member if agreed to by the Member and shall be reflected on Schedule A hereto.

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No interest shall accrue on any contributions to the capital of the Company, and no Member shall have the right to withdraw or to be repaid any capital contributed by it or to receive any other payment in respect of its interest in the Company, including without limitation as a result of the withdrawal or resignation of such Member from the Company, except as specifically provided in this Agreement.

(b) Capital Accounts. A separate capital account shall be established for the Member, and shall be maintained in accordance with applicable regulations under the Internal Revenue Code of 1986, as amended (the “Code”). To the extent consistent with such regulations, there shall be credited to the Member’s capital account the amount of any contribution of capital made by such Member to the Company, and such Member’s share of the net profits of the Company, and there shall be charged against the Member’s capital account the amount of all distributions to such Member, and such Member’s share of the net losses of the Company.

(c) Limited Liability. Except as otherwise provided in the Act, the Member and no other member of the Company shall be obligated personally for any debt, obligation or liability of the Company or of any other Member, whether arising in contract, tort or otherwise, solely by reason of being a member of the Company. Except as otherwise provided in the Act, by law or expressly in this Agreement, the Member and no other member shall have any fiduciary or other duty to another member with respect to the Business and affairs of the Company, and the Member shall not be liable to the Company or any other member for acting in good faith reliance upon the provisions of this Agreement. The Member shall have no responsibility to contribute to or in respect of the liabilities or obligations of the Company or return distributions made by the Company except as required by the Act or other applicable law. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for making its Member responsible for the liabilities of the Company.

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4. Return of Contributions; Liquidation of the Company. The contribution of the Member is to be returned to such Member only upon the termination and liquidation of the Company, but contributions may be returned prior to such time if agreed upon by the Member. The Member shall have the right to liquidate the Company at any time and to sell or transfer the Acquired Assets and Assumed Liabilities to any other Person, including, without limitation, Boxlight, Inc. a Washington corporation

5. Share of Profits and Losses; Distributions and Other Items.

(a) Allocations. The net profits, net losses, net cash flow and net proceeds of any sale or refinancing of any property of the Company or upon liquidation of the Company shall be allocated among the Member and any other members according to the Membership Interests of the Member or any other members admitted to the Company by Boxlight. Subject to the foregoing, distributions to the Member or other members shall be made at such times and in such amounts as Boxlight shall determine.

(b) Tax Basis. Profits and net losses shall, for both accounting and tax purposes, be net profits and net losses as determined for reporting on the Company’s federal income tax return. For tax purposes, all items of depreciation, gain, loss, deduction or credit shall be determined in accordance with the Code and, except to the extent otherwise required by the Code, allocated to and among the Member in the same percentages in which the Member share in net profits and net losses.

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(c) Distribution Upon Dissolution. Distributions shall be made at such times and in such amounts as the Member shall agree in writing. Upon dissolution and termination, and after payment of or adequate provision for the debts and obligations of the Company, the remaining assets of the Company (or any proceeds from the sale thereof) shall be distributed to the Member and any other members admitted to the Company by the Member in accordance with the positive balance in their Capital Accounts after taking into account all Capital Account adjustments through such dissolution and termination of the Company.

(d) Distribution of Assets in Kind. If the Member determine to distribute assets of the Company in kind, such assets shall be distributed on the basis of their fair market value as determined by the Member. With respect to assets distributed in kind to the Member in liquidation or otherwise, (A) any unrealized appreciation or unrealized depreciation in the values of such assets shall be deemed to be profits and losses realized by the Company immediately prior to the liquidation or other distribution event; and (B) such profits and losses shall be allocated to the Member in accordance with Section 5(a) above, and credited or charged to their Capital Accounts, and any property so distributed shall be treated as a distribution of an amount in cash equal to the excess of such fair market value over the outstanding principal balance of and accrued interest on any debt by which the property is encumbered. For the purposes of this Section 5(d), “unrealized appreciation” or “unrealized depreciation” shall mean the difference between the fair market value of such assets, taking into account the fair market value of the associated financing but subject to Section 7701(g) of the Code, and the Company’s basis in such assets as determined under Treasury Regulation Section 1.704-1(b). This Section 5(d) is merely intended to provide a rule for allocating unrealized gains and losses upon liquidation or other distribution event, and nothing contained in this Section 5(d) or elsewhere in this Agreement is intended to treat or cause such distributions to be treated as sales for value.

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(e) Special Provisions. Notwithstanding the foregoing provisions in this Section 5:

(i) Income, gain, loss and deduction with respect to Company property which has a variation between its basis computed in accordance with Treasury Regulation Section 1.704-1(b) and its basis computed for Federal income tax purposes shall be shared among members so as to take account of the variation in a manner consistent with the principles of Section 704(c) of the Code and Treasury Regulation Section 1.704-3; and

(ii) Section 704 of the Code and the Treasury Regulations issued thereunder, including but not limited to the provisions of such regulations addressing qualified income offset provisions, minimum gain chargeback requirements and allocations of deductions attributable to non-recourse debt and partner non-recourse debt, are hereby incorporated by reference into this Agreement.

6. Transfer Restrictions. No member may sell, assign, give pledge, hypothecate, encumber or otherwise transfer, including, without limitation, any assignment or transfer by operation of law or by order of court, such Member’s interest in the Company or any part thereof, or in all or any part of the assets of the Company, without the written consent of Boxlight, and any purported assignment without such consent shall be null and void and of no effect whatsoever.

7. Admission of Additional Members. Additional members may be admitted to the Company if agreed to by Boxlight.

8. [Intentionally Omitted].

9. Continuation of the Company. The Member may continue the Business of the Company upon the occurrence of any event which constitutes an event of dissolution of the Company under the Act by electing to do so within ninety (90) days after the occurrence of any of such event. Any such election shall be made by Boxlight.

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10. Termination of Membership. The Member may not terminate its membership in the Company or have any right to distributions respecting his Membership Interest (upon withdrawal or resignation from the Company or otherwise) except as expressly set forth herein.

11. Books and Records; Bank Accounts.

(a) Company Accounts and Financial Statements. The Member shall cause the Company to keep just and true books of account with respect to the operations of the Company. Such books shall be maintained at the principal place of business of the Company, or at such other place as the Member shall determine, and the Member, and their duly authorized representatives, shall at all reasonable times have access to such books. Within ninety (90) days after the end of each fiscal year of the Company, the Member shall be furnished with financial statements which shall contain a balance sheet as of the end of the fiscal year and statements of income and cash flows for such fiscal year. Any Member may, at any time, at Ins, her or its own expense, cause an audit or review of the Company books to be made by a certified public accountant of his, her or its own selection.

(b) Accounting Method. Such books shall be kept on the accrual method of accounting, or on such other method of accounting as the Member may from time to time determine, and shall be closed and balanced as of December 31 in each year. The same method of accounting shall be used for both Company accounting and tax purposes.

(c) Bank Accounts. The Member shall cause the Company to maintain one or more accounts in a bank (or banks) which is a member of the FDIC, which accounts shall be used for the payment of the expenditures incurred by the Member in connection with the business of the Company, and in which shall be deposited any and all cash receipts. All such amounts shall be and remain the property of the Company, and shall be received, held and disbursed by the Member for the Purposes specified in this Agreement.

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(d) The Chief Financial Officer of Boxlight shall be the “tax matters partner” of the Company for purposes of the Code.

12. Indemnity: Other Business.

(a) Company Indemnity. The Member, and the officers, directors and shareholders of the Member, shall be entitled to indemnity from the Company for any liability incurred and/or for any act performed by them within the scope of the authority conferred on them by this Agreement, and/or for any act omitted to be performed, except for their gross negligence or willful misconduct, which indemnification shall include all reasonable expenses incurred, including reasonable legal and other professional fees and expenses.

(b) Other Business Interests. The Member, and any Affiliates of any of them may engage in and possess interest in other business ventures and investment opportunities of every kind and description, independently or with others, including serving as managers and general partners of other limited liability companies and partnerships. Neither the Company nor any other Member shall have any rights in or to such ventures or opportunities or the income or profits therefrom.

13. Miscellaneous.

(a) Binding Nature, Assigns. Subject to the restrictions on transfers set forth herein, this Agreement. and each and every provision hereof, shall be binding upon and shall inure to the benefit of the Member, their respective successors, successors-in-title, heirs and assigns, and each and every successor-in-interest to any member, whether such successor acquires such interest by way of gift, purchase, foreclosure or any other method, shall hold such interest subject to all of the terms and provisions of this Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Member, or any creditor of the Company other than a Member who is such a creditor of the Company.

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(b) Amendments. No change, modification or amendment of this Agreement shall be valid or binding unless such change, modification or amendment shall be in a writing specifically referring to this Agreement, duly executed by a majority of the Member.

(c) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, construed and enforced in accordance with the laws of the State of Arizona without regard to choice of law principles.

(d) Multiple Counterparts. This Agreement may be executed in a number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original but all of which together shall constitute one and the same instrument.

(e) Notices. Any and all notices under this Agreement shall be effective (i) on the fourth business day after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) on the first business day after being sent by express mail, confirmed facsimile, or commercial expedited delivery service providing a receipt for delivery or (iii) immediately upon personal delivery in-hand. All such notices in order to be effective shall be addressed, if to the Company at its registered office under the Act, if to a Member at the last address of record on the Company books, and copies of such notices shall also be sent to the last address for the recipient which is known to the sender, if different from the address so specified.

(f) Entire Agreement. This Agreement represents the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

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IN WITNESS WHEREOF, the Company and the Member have signed and sworn to this Agreement as of the date first above written.

EOSEDU, LLC

By:
Takesha Brown, CFO

BOXLIGHT:

BOXLIGHT CORPORATION

By:
Michael Pope, President

Schedule A

Member

Name and Address of Member	Initial Capital Contribution	Membership Interests	Percentage Interest
Boxlight Corporation 1045 Progress Circle Lawrenceville, GA30043	$1,000	1,000 Units	100%